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                                                                   Exhibit 10.19

     Financial Advisory Services Agreement With Bear, Stearns & Company, Inc.

BEAR
STEARNS

                                                                    May 23, 2001

SoftNet Systems, Inc.
650 Townsend Street
Suite 225
San Francisco, CA 94103

Attention: Mr. Ronald Simon
Acting Chairman, CEO and CFO

This letter confirms the agreement (the "Agreement") between SoftNet Systems, Inc. ("SoftNet" or the "Company") and Bear, Stearns & Co. Inc. ("Bear Stearns") as follows:

1. The Company hereby engages Bear Stearns to act as its exclusive financial advisor with respect to a review of the strategic alternatives for the Company, including but not limited to, an acquisition, a sale of the Company, or any transaction in which capital or other assets are distributed to the Company's shareholders.

2. Bear Stearns hereby accepts the engagement and, in that connection, agrees to:

         (a) Undertake, in consultation with members of the Company's management and its Board of Directors, a study and analysis of the business, operations, financial condition and intangible assets of the Company;
         (b) Assist the Company in identifying and evaluating potential acquisitions or merger candidates (the "Other Party(ies)"), as well as other transactions designed to increase shareholder value including without limitation recapitalizations, dividends and liquidation, such transactions to constitute "strategic transactions;
         (c) Undertake, in consultation with members of management, a comprehensive business and financial analysis of potential acquisitions and strategic transactions, including a strategic transaction feasibility study and valuation and pricing analyses;
         (d) Present our analyses to the Board of Directors for their evaluation;
         (e) To the extent requested by the Company, assist in structuring, analyzing financing alternatives for and negotiating specific Transactions (as defined below);
         (f) If requested by the Company and appropriate, render an opinion (the "Opinion") as to the fairness, from a financial point of view, to the Company's public unaffiliated shareholders of any proposed Transaction; and,
         (g) Be available at the Company's request to meet with its Board of Directors to discuss a proposed Transaction and its financial implications.

3. For purposes hereof, a "Transaction" shall mean any transaction or series or combination of transactions, whereby, directly or indirectly, control of or a material interest in the Company or the Other Party or any of their respective businesses or assets is transferred for consideration, including, without limitation, issues of capital stock in connection with an acquisition or combination, a sale or exchange of capital stock or assets, a lease of assets with or without a purchase option, a merger or consolidation, a tender or exchange offer, a leveraged buy-out, a recapitalization, the formation of a joint venture, minority investment or partnership, an unusual dividend, a dissolution, or any similar transaction. For the terms of this engagement, Transaction shall also be defined to include any transaction or series or combination of transactions, whereby the assets of the Company are distributed to Company shareholders upon liquidation of its business.

4. In connection with Bear Stearns' engagement, the Company will furnish Bear Stearns with all information concerning the Company which Bear Stearns deems appropriate and will provide Bear Stearns with access to the Company's officers, directors, employees, accountants, counsel and other Representatives



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         (collectively, the "Representatives").

         The Company recognizes and confirms that in performing its duties pursuant to this Agreement, Bear Stearns will be using and relying entirely on data, material and other information (the "Information") furnished by the Company and its Representatives. The Company hereby agrees and represents that all Information furnished to Bear Stearns pursuant to this Agreement shall be accurate and complete in all material respects at the time provided, and that if the Information becomes inaccurate, incomplete or misleading during the term of Bear Stearns' engagement hereunder, the Company shall so notify Bear Stearns in writing. The Company further represents and warrants that any projections or other Information provided by it to Bear Stearns will have been prepared in good faith and will be based upon assumptions which in light of the circumstances under which they are made, are reasonable. Accordingly, Bear Stearns assumes no responsibility for the accuracy and completeness of the Information. In rendering its services hereunder, Bear Stearns will be using and relying upon the Information without independent investigation or verification thereof or independent evaluation of any of the assets or liabilities of the Company. All material non-public information concerning the Company which is given to Bear Stearns will be used solely in the course of the performance of Bear Stearns' services hereunder and will be treated confidentially by Bear Stearns for so long as its remains non-public. Except as otherwise required by law, Bear Stearns will not disclose this Information to any third party without the Company's consent.

5. Bear Stearns' compensation for its role as financial advisor shall be determined as follows:

         (a) The Company agrees to pay Bear Stearns a retainer advisory fee (the "Retainer") of $250,000 payable upon execution of this Agreement. This retainer fee shall be credited against any compensation payable under paragraph 5(c) below in the event a Transaction occurs.
          (b) If the Company requests Bear Stearns to render an Opinion, the Company agrees to pay Bear Stearns an opinion fee (the
               "Opinion Fee") of $500,000 when, following request by the Company, Bear Stearns informs the Company that it is prepared to render its Opinion.
         (c) If, during the duration of this Agreement or within 12 months after termination of this Agreement as discussed below, the Company announces a Transaction, the Company agrees to pay
               Bear Stearns a fee of $750,000 upon any public announcement of the Transaction (the " Announcement Fee"); plus
         (d) If, during the duration of this Agreement or within 12 months after termination of this Agreement as discussed below, the Company consummates a Transaction, the Company agrees to pay Bear Stearns a fee of $500,000 upon the closing of the Transaction (the "Closing Fee").

         The compensation pursuant to clause 5(d) above shall be payable by the Company to Bear Stearns upon the acquisition of 50% or more of the voting power of the Other Party (or Company's) outstanding voting securities in the case of a tender offer or two-step acquisition or, in the case of a merger, asset acquisition or other form of acquisition transaction, upon the closing of such transaction.

         Bear Stearns shall have the exclusive right to act as lead book-running manager for all debt (other than bank financing), equity or equity related securities, as well as counterparty for all related derivative transactions in connection with or related to the Transaction for a period of twelve months from the date of this Agreement, in each case on terms and conditions customary for Bear Stearns for similar transactions.

6. The Company shall reimburse Bear Stearns for all of its reasonable out-of-pocket fees, expenses and costs (including, but not limited to, customary travel, accommodations, telephone, courier and supplies) in connection with the performance of its activities under this Agreement, including the fees and expenses of its accountants and legal counsel, if any, and any other advisor retained by Bear Stearns, in each case subject to the approval of the Company, such approval not to be unreasonably withheld.

         All such fees, expenses and costs will be billed periodically by Bear Stearns and are payable when invoiced. Upon termination or expiration of this Agreement or completion of Bear Stearns' assignment, any unreimbursed fees and expenses will be immediately due and payable. Any obligation pursuant to this Paragraph 6 shall survive the termination or expiration of this Agreement.

7. It is understood that if Bear Stearns is requested to render a fairness opinion as referred to in clause 2(f) above it shall be based upon such financial review of the Other Party and its business and operations as Bear Stearns shall reasonably deem appropriate and feasible. Such review shall be limited to an analysis of


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         (a) publicly available information with respect to the Other Party, its outstanding securities and such other matters as Bear Stearns reasonably deems appropriate, and (b) such other information as shall be supplied to Bear Stearns by the Other Party or the Company. The Opinion shall be in such form and have such content as Bear Stearns shall determine and as shall be appropriate for such Transactions, including by stating therein that Bear Stearns has relied upon the information furnished to it by the Other Party and the Company, has assumed the accuracy and completeness of such information and has not attempted independently to verify any of such information.

         Furthermore, the Opinion letter may be included in its entirety in any proxy statement or other document distributed to shareholders of the Company or any other document as required by law in connection with the Transaction. However, no summary of or excerpt from the Opinion letter may be used, and no public reference (other than as provided in the preceding sentence) to the Opinion letter may be made except with Bear Stearns' prior approval, which shall not be unreasonably withheld.

8. Since Bear Stearns will be acting on behalf of the Company in connection with its engagement hereunder, the Company agrees to indemnify Bear Stearns in accordance with the indemnification provisions (the "Indemnification Provisions") attached to this Agreement, which Indemnification Provisions are incorporated herein and made a part hereof and which shall survive the termination, expiration or supersession of this Agreement.

9. The Company further understands that if Bear Stearns is asked to act for the Company, as a dealer manager in an exchange or tender offer, or as an underwriter in connection with the issuance of securities by the Company, or in any other formal additional capacity, then the terms of the engagement contemplated pursuant to this Agreement and/or any such additional engagement(s) may be embodied in one or more separate written agreements, containing provisions and terms to be mutually agreed upon; provided, however, except as approved by the Company, the consideration provided in section 5 shall not be modified. The indemnity provisions of this Agreement shall apply to the engagement contemplated pursuant to this Agreement and any such additional engagement and shall remain in full force and effect regardless of any completion, modification or termination of Bear Stearns' engagement(s).

10.      Bear Stearns' engagement hereunder may be terminated at any time with or withoutcause by either Bear Stearns or the Company upon ten days written notice thereof to the other party, provided, however, that Bear
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         Stearns will continue to be entitled to the full amount of the Closing
         Fee pursuant to the terms and conditions set forth in paragraph 5(d) above in the event that at any time prior to the expiration of 12 months after such termination the Company completes a Transaction, and provided, further, that any termination of Bear Stearns' engagement
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         hereunder shall not affect the Company's obligation to pay the Retainer set forth in paragraph 5(a) above, the Opinion Fee set forth in paragraph 5(b) and/or Announcement Fee set forth in paragraph 5(c) and the fees and expenses to the extent provided in paragraph 6 above, all to the extent incurred prior to the date of termination, and to indemnify Bear Stearns and certain related persons and entities with respect to actions and omissions prior to such termination as provided in the attached Indemnification Provisions.

11. Except as required by applicable law or otherwise provided above, no opinion rendered or advice given by Bear Stearns, whether formal or informal, may be disclosed in whole or in part, or summarized, excerpted from or otherwise publicly referred to, or made available to third parties without Bear Stearns' prior written consent and neither Bear Stearns nor its advice may be otherwise publicly referred to without its prior written consent.

12. The Company agrees that Bear Stearns has the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that Bear Stearns will submit a copy of any such advertisements to the Company for its approval, which approval shall not be unreasonably withheld or delayed.

13. This Agreement does not create, and shall not be construed as creating, rights enforceable by any person or entity not a party hereto, except those who may be entitled thereto by virtue of paragraph 8 and the Indemnification Provisions hereof. The Company acknowledges and agrees that: (i) Bear Stearns is being retained to assist the Company in its efforts to effect a Transaction and that Bear Stearns is not being retained to advise the Company on, or to express any opinion as to, the wisdom, desirability or prudence of consummating the Transaction and
         (ii) Bear Stearns is not and shall not be construed as a fiduciary of the

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         Company and shall have no duties or liabilities to the equity holders or creditors of the Company or any other person by virtue of this Agreement or the retention of Bear Stearns hereunder, all of which are, subject to applicable law, hereby expressly waived. The Company also agrees that Bear Stearns shall not have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or to any person (including, without limitation, equity holders and creditors of the Company) claiming through the Company for or in connection with the engagement of Bear Stearns, this Agreement and the transactions contemplated hereby (including, without limitation, any Transaction) except to the extent any such liability is found by a Court of competent jurisdiction in a final judgment (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of Bear Stearns.

14. The Company and Bear Stearns acknowledge and agree that there are no brokers, representatives or other persons which have an interest in compensation due to Bear Stearns from the Transaction contemplated herein.

15. If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be serverable.

16. The undersigned represents and warrants that it has all requisite power and authority, and all necessary authorizations, to enter into and carry out the terms and provisions of this Agreement.

17. In connection with this engagement, Bear Stearns is acting as an independent contractor with duties owing solely to the Company. This Agreement may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles thereof.

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter.

Very truly yours

BEAR STEARNS & CO. INC.



By:      Edward M. Rimland
         Senior Managing Director

Accepted and Agreed to:


By:      Ronald I. Simon
         Acting Chairman, CEO and CFO